Exhibit 10.4

[Pursuant to Item 601(b)(2)(ii) of Regulation S-K, certain terms to this exhibit have been omitted as they are both not material and of the type that the registrant treats as private or confidential. A copy of unredacted copy of the exhibit will be furnished supplementally to the SEC upon request.]

THIS EXCLUSIVE DISTRIBUTORSHIP AGREEMENT
IS MADE ON THE 18th DAY OF February 2025

BETWEEN:

(1)	BIOMAX GREEN PTE LTD (Company Registration No. 201108949W), a company incorporated in Singapore and having its registered address at 3 Kim Chuan Lane, #02-01, Goodland Group Building, Singapore 537069 (“Principal”); and

(2)	[ ], a company incorporated in United States of America, having its registered address at [ ] (“Distributor’’).

(hereinafter individually referred to as “Party” and collectively referred to as “Parties”.)

WHEREAS:

A.	The Principal is in the business of manufacturing Rapid Thermophilic Digestion Systems (“RTDS”) capable of processing organic matter into organic compost and BM1 enzymes supportive of the RTDS process, and the Distributor is in the business of the distribution of the RTDS and has developed markets for the utilization of RTDS solutions. The Distributor has approached the Principal to be appointed as the distributor the RTDS. The Principal is desirous of appointing the Distributor for the sale of the same and the Distributor and the Principal are willing to perform the duties as set out in this Agreement.

B.	The Principal and the Distributor are establishing a partnership for the exclusive distribution rights of the Principal’s RTDS digesters and BM1 enzymes (referred to as “Principal’s Goods”) granted by the Principal to the Distributor to purchase and sell the same in United States of America, for the validity of ten (10) years from the execution of this Agreement, pursuant to the terms set out herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereby agree as follows:

1.	DEFINITIONS

Effective Date: The date of execution of this Agreement by both Parties.

Sales Territory: The exclusive geographic regions, i.e. United States of America, where the Distributor is granted exclusive rights for distribution and operation of the RTDS digestor and BM1 Enzymes.

Minimum Sales Value: The minimum sales value that the Distributor is required to meet for the sale of RTDS digesters in a particular calendar year pursuant to Clause 3.3.

2.	COMMENCEMENT AND TERM OF AGREEMENT

2.1.	This Agreement shall commence on the Effective Date and shall continue for ten (10) years, unless terminated earlier pursuant to Clause 8 below.

2.2.	Prior to the lapse of the term of ten (10) years, the Parties shall discuss in good faith the possible renewal of this Agreement. If the parties are unable to agree on mutually satisfactory terms, then this Agreement shall expire at the lapse of the said term, without further obligation of either party to the other, save for any amounts that are owed to such party pursuant to the terms of this Agreement.

3.	SCOPE OF COLLABORATION

3.1.	Exclusivity and Licensing

3.1.1.	During the term of this Agreement, the Principal shall exclusively supply the Principal’s Goods to the Distributor within the Sales Territory.

3.1.2.	The Distributor shall have exclusive rights to sell the Principal’s Goods to any party only within the Sales Territory.

3.1.3.	All sales and support inquiries within the Sales Territory shall be referred to the Distributor.

3.1.4.	The Distributor shall refer all sales and support enquiries or other enquiries related to the Principal’s Goods, i.e. the RTDS digesters and/or the BM1 Enzymes outside the Sales Territories received by them to the Principal. The Distributor shall not make any sales and support enquiries, or other enquiries related to RTDS digesters and/or the BM1 Enzymes outside the Sales Territories, subject to the Principal’s written consent and further, any such approved arrangements by the Principal.

3.1.5.	The Distributor shall not sell any of the Principal’s Goods to any other party outside the Sales Territory without the Principal’s written consent.

3.2.	Exclusivity Fees

3.2.1	Annual Exclusivity Fee: The Distributor shall pay an annual exclusivity fee of USD [ ] (“Exclusivity Fees”) to the Principal during the term of this Agreement, subject to the terms set out in this Agreement. The Exclusivity Fees shall be paid by the Distributor to the Principal every year, no later than the 31st day of January of each respective year.

3.2.2	Notwithstanding Clause 3.2.1, and subject to the following conditions being satisfied by the Distributor, the Principal shall waive the Exclusivity Fee of USD [ ] payable by the Distributor for the calendar year of 2025:

(a)	The Distributor shall issue a Purchase Order for an 80,000L RTDS Digester by 1 June 2025. The said 80,000L RTDS Digester shall be shipped before the end of the calendar year provided that the lead time allows the Principal sufficient time to fulfill the order in accordance with its standard manufacturing and delivery timelines; and

(b)	Further and with reference to Clause 3.2.2(a), the Distributor shall make payment of 50% of the cost of the aforementioned 80,000L RTDS Digester, within seven (7) days of issuance of the said Purchase Order. The subsequent payment of 40% of the cost of the aforementioned 80,000L RTDS Digester shall be made by the Distributor 30 days before it is shipped by the Principal, as notified by the Principal to the Distributor. The final 10% of the cost of the aforementioned 80,000L RTDS Digester shall be made by the Distributor within seven (7) days of installation and commissioning of the RTDS Digester(s).

3.2.3	In the event that the Distributor fails to satisfy Clause 3.2.2(a) and/or 3.2.2(b), the Exclusivity Fee for the calendar year of 2025 shall be due and payable by the Distributor to the Principal immediately, and the Principal shall further be entitled to terminate this Agreement immediately by written notice to the Distributor.

3.2.4	No Refunds: The Distributor acknowledges and agrees that there shall be no refunds of the Exclusivity Fees and further, subject to Clause 8.4 of this Agreement, there shall also be no refunds of any partial payments made for any of the RTDS Digester under any circumstances, including but not limited to, termination of this Agreement.

3.3.	Minimum Sales Value

3.3.1	During the Term of this Agreement, in consideration of the exclusive rights conferred by the Principal under this Agreement, the Distributor shall achieve a Minimum Sales Value of the RTDS digesters for each respective year, as set out below:

(1)	Year 2025:	USD [ ]
(2)	Year 2026:	USD [ ]
(3)	Year 2027:	USD [ ]
(4)	Year 2028:	USD [ ]
(5)	Year 2029:	USD [ ]
(6)	Year 2030:	USD [ ]
(7)	Year 2031:	USD [ ]
(8)	Year 2032:	USD [ ]
(9)	Year 2033:	USD [ ]
(10)	Year 2034:	USD [ ]

For avoidance of doubt, the Annual Exclusivity Fees and purchase orders for BM1 Enzymes shall not be counted towards the Minimum Sales Value to be achieved by the Distributor.

3.3.2	Further to the above for the calendar year of 2026, the Distributor agrees to purchase at least three (3) units of 80,000L RTDS Digesters to make up the Minimum Sales Value:

(a)	The Distributor must order and purchase the first unit of the 80,000L RTDS Digester by 15 June 2026, in accordance with the payment terms in Schedule 1. Installation shall be completed by 31 December 2026.

(b)	The Distributor must order and purchase the remaining two units of the 80,000L RTDS Digester by 31 December 2026, with 50% of the total cost paid by the same date. The remaining balance shall be paid according to the terms in Schedule 1.

(c)	If the Distributor fails to order any of the three 80,000L RTDS Digesters as mentioned in this Clause and/or fails to make payment within the stipulated timelines, the Principal shall be entitled to terminate this Agreement immediately by written notice to the Distributor.

3.3.3	“Sales Value” shall mean the total value of purchase orders received by the Principal for RTDS Digesters only during the entire calendar year, commencing on 1 January and concluding on 31 December. For a purchase order to qualify as “Sales Value,” the following conditions must be met:

(a)	The Purchase Order must be received by the Principal within the respective calendar year; and

(b)	The Principal must receive from the Distributor a payment amounting to at least fifty percent (50%) of the total value specified in the purchase order within the same calendar year.

3.3.4	The Parties acknowledge and agree to the commercial terms pertaining to the sale and resale of the Principal’s Goods, i.e. the RTDS digester and BM1 enzyme set out in Schedule 1.

4.	OBLIGATIONS OF RESPECTIVE PARTIES

4.1.	The Distributor shall:

4.1.1.	not be permitted to sell any Principal’s Goods outside the Sales Territory;

4.1.2.	agree to commit full efforts in promoting and marketing the sales of the Principal’s Goods;

4.1.3.	obtain the Principal’s prior written consent before undertaking any marketing, promotional, or advertising activities related to the Products. The Distributor shall submit all proposed marketing materials, campaigns, and strategies for the Principal’s review and approval, and shall not proceed without the Principal’s written consent;

4.1.4.	remain in compliance with all applicable laws and regulations in the Sales Territory relating to the promotion, sale and distribution of the Principal’s Goods;

4.1.5.	ensure and arrange sufficient staff to participate in training sessions conducted by Principal during the installation and handover of the RTDS digester, enabling them to provide initial level of technical support for Principal RTDS equipment and products;

4.1.6.	obtain at its own cost (or the cost of its customers, which shall be the sole responsibility of the Distributor) all approvals, consents, permits and any other authorization required to promote, market, sell and use the Principal’s Goods in the Sales Territory (“Approvals”). If the Distributor fails to obtain the Approvals, the Principal shall have no obligation to accept or deliver any orders. Notwithstanding the same, the Distributor acknowledges that this does not entitle it to cancel any purchase orders, and it remains liable for all payments due. The Distributor is not entitled to any refunds, and the Principal shall have no obligation to issue any refunds under such circumstances. For the avoidance of doubt, the Distributor’s failure to obtain the Approvals shall not be considered a Force Majeure Event.

4.1.7.	be responsible for the costs involved in performing its obligation such as sales costs, operating expenses, import duties, banking charges, wire transfer fees and other associated costs; and

4.1.8.	agree not to make any form of communications (written or oral) with the Principal’s suppliers and/or manufacturers without the written consent of the Principal. The Distributor shall further notify the Principal of any form of communications initiated by the Principal’s suppliers and/or manufacturers to the Distributor as soon as practicable, no later than one (1) working day, and in any event, shall not be permitted to respond to such communications made by the Principal’s suppliers and/or manufacturers unless permitted to do so by the Principal in writing. This is notwithstanding any issues (e.g. maintenance, servicing and/or warranties) faced by the Distributor with respect to the Principal’s Goods.

4.1.9.	In the event of the following:

(a)	The Distributor shall promptly notify the Principal in writing of any proposed or actual change in ownership, control, investment by any third party in the Distributor exceeding USD [ ] or any change in shareholder structure of the Distributor exceeding 0.5%, failing which it shall constitute a material breach.

(b)	Further to the above:

(i)	For the purpose of this Clause 4.1.9(b), a “Change of Control” shall mean:

(1)	a transaction or series of related transactions in which a person or group of affiliated persons would become the holder, directly or indirectly, of more than 50% of the voting rights of all members of the Distributor (excluding persons who already hold such rights at the time of this Agreement);

(2)	any reorganization, merger, or consolidation of the Distributor, except where the shareholders holding a majority of the voting rights immediately before the transaction continue to hold at least a majority of the voting rights in the Distributor or its successor immediately after the transaction; or

(3)	a sale, lease, transfer, exclusive license, or other disposition of all or substantially all of the assets of the Distributor.

(ii)	In the event of a Change of Control, the Distributor shall notify the Principal in writing, and such Change of Control shall be subject to the Principal’s prior written consent, which shall not be unreasonably withheld.

(iii)	The Principal reserves the right to withhold consent if the Change of Control adversely affects the Distributor’s ability to perform its obligations under this Agreement or if the Principal, in its sole discretion, determines that the Change of Control is not in its best interests, provided that such consent shall not be unreasonably withheld. In the event that the Principal does not consent to the Change of Control, the Principal may, at its discretion, terminate this Agreement by providing fourteen (14) days’ written notice to the Distributor.

4.2.	The Principal shall:

4.2.1.	provide supporting marketing materials (“Marketing Materials”) to assist the Distributor in the sale of Principal’s Goods and services which may include, but not be limited to:

(a)	Product brochures

(b)	Presentation material

4.2.2.	grant to the Distributor at no additional cost license to use the Marketing Materials created by Principal under the terms of this Agreement;

4.2.3.	provide reasonable support to assist the Distributor in its marketing and sales activities of the Principal’s Goods;

4.2.4.	use commercially reasonable efforts to ensure timely delivery of RTDS Digesters and BM1 enzymes once ordered based on the estimated lead time as advised by the Principal in writing after a purchase order is issued by the Distributor. In the event of any delay, the Principal may provide an estimated revised delivery timeline of up to thirty (30) days from the date of the original lead time. If delivery is not completed within this extended period, and the delay is not due to a Force Majeure Event, the Distributor shall first be required to prove actual loss and damages incurred as a direct result of the delay before any liability by the Principal arises. Notwithstanding the foregoing, the Principal’s liability for such delay shall be limited to a maximum of 0.5% of the value of the relevant purchase order for each full month of delayed delivery beyond the extended period thirty (30) days, with no liability accruing for the first thirty (30) days of delay.

4.3.	The Principal shall have the right to inspect any RTDS Digester sold to the Distributor pursuant to this Agreement, including those resold to third parties. The Distributor shall ensure that its customers are contractually obligated to permit such inspections and shall be responsible for coordinating and facilitating them as required by the Principal.

5.	CONFIDENTIALITY

5.1.	“Confidential Information” shall mean any non-public, proprietary, or confidential information, in any form or medium, disclosed or made available by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in writing, orally, visually, electronically, or by any other means in connection with this Agreement, including but not limited to the contents of this Agreement; trade secrets, business plans, strategies, and methods; financial information, pricing, and cost data; product specifications, designs, technology, and technical data; customer and supplier information; marketing plans, sales data, and projections; intellectual property, patents, copyrights, and trademarks; and any other information identified as confidential at the time of disclosure or which a reasonable person would understand to be confidential given the circumstances of disclosure. Notwithstanding the foregoing, Confidential Information shall not include information which: (a) is known or open to the public or otherwise in the public domain at the time of disclosure; (b) becomes part of the public domain disclosure by any means except breach of this agreement by a party; or (c) is obtained by a party from any third party who has a lawful right to disclose it and who obtained it from some source other than, directly or indirectly, the other party or a third party for whom the other Party is performing work.

5.2.	The parties acknowledge that the parties may exchange Confidential Information under this Agreement and that Confidential Information may be commercially sensitive, price-sensitive information where the use of which is regulated or prohibited by applicable legislation, and that one or both parties may suffer loss and damage if it is disclosed or used other than in accordance with this Agreement, and thereby undertake to keep the Confidential Information secret and to protect and preserve the confidential nature and secrecy of the Confidential Information, to only disclose the Confidential Information as permitted in this Agreement and to only use the Confidential Information for the purposes set out in this Agreement.

5.3.	This Agreement does not prohibit the disclosure of Confidential Information:

5.3.1.	which is required to be disclosed by law, provided that the discloser has:

(a)	given the other party sufficient notice to enable the other party to seek a protective order or other relief from disclosure; and

(b)	provided, at the other party’s cost, all assistance and co-operation which is reasonably necessary for that purpose;

5.3.2.	to any third parties in respect of which the other party has given, or otherwise may provide, written consent to any such disclosure or use (which consent may be given or withheld in the other party’s absolute discretion); and

5.3.3.	subject to the written approval of the Disclosing Party, to the Receiving Party’s employees, subcontractors and/or agents, who need to know the Confidential Information and who are obliged to treat the Confidential Information as confidential in the same manner and to the same extent as is provided under this Agreement.

5.4.	Upon the request of the Disclosing Party or upon the termination or expiration of this Agreement, the Receiving Party shall promptly return or destroy all materials, documents, or records containing Confidential Information and provide written certification of such return or destruction.

5.5.	The Distributor shall ensure its employees who have access to Confidential Information be bound to respect this clause where applicable. The obligations of the Distributor under this clause shall survive the termination of this Agreement.

6.	INTELLECTUAL PROPERY RIGHTS

6.1.	“Intellectual Property” means recognized protectable rights and interests, whether registered or unregistered, such as patents (whether or not issued), copyrights, trademarks, service marks, applications for any of the foregoing, inventions, Principal’s Goods, Marketing Materials, Confidential Information, trade secrets, trade dress, domain names, logos, contract and licensing rights, works, industrial design rights, rights of priority, know how, design flows, methodologies, devices business processes, developments, innovations, good will and all other legal rights protecting intangible proprietary information as may exist now and/or hereafter come into existence, and all registrations, renewals and extensions, regardless of whether those rights arise under the laws of the Singapore, or any other state, country or jurisdiction.

6.2.	The Distributor shall acknowledge, recognise, uphold, protect and preserve all Intellectual Property rights of the Principal and its affiliated companies. Immediately upon the expiration or termination of this Agreement, the Distributor agrees to cease and desist from using the trademark or any of the Intellectual Property rights of the Principal.

6.3.	The Distributor shall maintain confidentiality of all commercial and technical information and knowledge acquired from the Principal in the performance of this Agreement, unless this information and knowledge is generally available to the public without disclosure by the Distributor. The Distributor shall ensure its employees who have access to this information be bound to observe and comply with this intellectual property clause where applicable. The obligations of the Distributor under this clause shall survive the termination of this Agreement.

6.4.	In particular, the Distributor shall not:

6.4.1.	infringe any of the intellectual property rights of the Principal’s Goods;

6.4.2.	engage or reverse assemble or reverse compile or directly or indirectly allow or cause a third party to reverse assemble or reverse compile the whole or any part of the Principal’s Goods, i.e the RTDS digestor and/or BM1 enzyme or any products supplied under; or

6.4.3.	reproduce or make any attempt to reproduce any part of the Principal’s Goods (including any of its equipment, components or products).

6.5.	Furthermore, the Distributor shall inform the Principal of any such actions of other third parties as listed in Clause 6.4 above if the Distributor becomes aware of the same.

6.6.	The Distributor will indemnify the Principal and agrees to keep the Principal indemnified against all claims, costs (including legal costs on an indemnity basis), proceedings, demands, losses, damages, expenses or liability whatsoever arising directly or reasonably foreseeable as a result of any breach of this Clause 6.

6.7.	Save as expressly provided for in this Agreement, the title and all patent, copyright, design right, trademarks, trade names and other intellectual property rights in or in relation to the Principal’s Goods or the Principal and any material provided to the Distributor by the Principal shall remain the property of the Principal and shall not pass to the Distributor. The obligations of the Distributor under this Clause 6 shall survive the termination of this Agreement.

7.	RESTRAINT OF TRADE

7.1.	Non-Compete Obligation: The Distributor shall not engage, participate, or invest in any business, enterprise, or activity that competes with the Principal’s products supplied under this Agreement during the term of this Agreement and for a period of one (1) year following its termination or expiration within the Sales Territory.

7.2.	Territorial Restriction: The non-compete obligation applies within the Sales Territory.

7.3.	Non-Solicitation of Customers: The Distributor shall not solicit or entice any of the Principal’s customers, any customers introduced to the Distributor by the Principal and/or acquired during the Term of this Agreement, to purchase similar products from any other source during the Term of this Agreement and for a period of one (1) year after the termination or expiration of this Agreement.

7.4.	Non-Solicitation of Employees: The Distributor agrees that, during the Term of this Agreement and for a period of one (1) year following the termination or expiration of this Agreement, it will not attempt to recruit or hire any employees or contractors of Principal who have been involved in the performance of this Agreement.

8.	TERMINATION

8.1.	This Agreement shall terminate automatically and immediately upon the occurrence of any of the following events:

8.1.1.	the Distributor changes its core business;

8.1.2.	the Distributor fails to meet the Minimum Sales Value set out in Clause 3.3 above for each and any of the calendar year, such exclusivity rights pursuant to the terms of this Agreement shall expire and extinguish at the end of that particular calendar year following written notice by the Principal;

8.1.3.	the Distributor fails to pay the stipulated Exclusivity Fee pursuant to Clause 3.2 within 30 days from the due date stipulated therein following written notice by the Principal;

8.1.4.	the Distributor fails to make any payment under this Agreement (including Schedule 1) following written notice by the Principal;

8.1.5.	the Distributor distributes products of similar or competing nature without written approval from the Principal;

8.1.6.	written notice as may be provided by the Principal to the Distributor pursuant to the terms of this Agreement;

8.1.7.	where the other Party becomes insolvent, proceedings are instituted by or against it in bankruptcy, insolvency, reorganization or dissolution or it makes an assignment for the benefit of the creditors; and/or

8.1.8.	either party is in breach of any other material term of this Agreement and such breach, if considered remediable, is not remedied within 14 days of the other party being notified of the material breach.

8.2.	Time of the Essence: Time shall be of the essence with respect to all obligations under this Agreement. Any delay or failure by a party to perform its obligations within the specified timeframes shall constitute a material breach of this Agreement, unless expressly agreed otherwise in writing by the parties.

8.3.	Termination of this Agreement, for any reason, shall not affect any rights, obligations, or liabilities accrued prior to the date of termination. All outstanding payments owed by either party shall remain due and payable, and any obligations that, by their nature, are intended to survive termination shall continue in full force and effect.

8.4.	In the event of termination of this Agreement, if the Distributor has made partial payments toward any RTDS Digester, the Principal shall proceed with the fulfillment of the corresponding order, provided that the Distributor adheres to the remaining payment obligations in accordance with the Payment Terms set out in Schedule 1. Failure to make any outstanding payments in accordance with the Payment Terms set out in Schedule 1 shall forthwith result in forfeiture of all prior payments made for the affected RTDS Digester, which shall be non-refundable.

9.	FORCE MAJEURE

9.1.	“Force Majeure Event” means any act, event or circumstance which:

(a)	is beyond the reasonable control of a party; and

(b)	prevents or delays, in whole or in part, the performance of any one or more of the obligations of that party under this Agreement provided that the following events or circumstances will not constitute Force Majeure:

(c)	financial hardship or the inability of Principal or Distributor to make a profit or achieve a satisfactory rate of return;

(d)	loss of customers, loss of market share, or reduction in demand; or

(e)	inability to source materials for supply where that inability is caused by matters other than bushfire, lightning, flood, cyclone, drought or other natural disaster.

9.2.

The Principal and the Distributor will each be excused for a failure or delay in the performance of any one or more (in whole or in part) of their respective obligations under this Agreement, other than an obligation to pay money owed, to the extent that the party (Affected Party) is wholly or partially prevented from performing those obligations by Force Majeure Event.

9.3.	The Affected Party must:

9.3.1.	provide regular updates to the other party regarding the Force Majeure Event; and

9.3.2.	use reasonable endeavours to mitigate or remove the effects of the Force Majeure Event and resume performance under this Agreement as soon as practicable.

9.4.	Unless otherwise mutually agreed in writing by both parties, the parties shall remain bound by this Agreement for the duration of the Force Majeure Event. The parties shall resume performance of their obligations as soon as practicable once the Force Majeure Event ceases. Accordingly, neither party shall have the right to terminate the Agreement or cancel any purchase order due to a Force Majeure Event, and all payments owed shall remain due and payable and any partial payments shall be non-refundable.

9.5.	When a Force Majeure Event ends, the Affected Party must as soon as practicable:

9.5.1.	recommence performance of its obligations under this Agreement; and

9.5.2.	give notice to the other Party of the cessation of the Force Majeure Event.

10.	RISK AND INDEMNITY

10.1.	Each Party (Indemnifying Party) will provide an indemnity to the other Party (Indemnified Party) for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (“Losses”) incurred by the Indemnified Party with respect to:

(a)	Material breach of this Agreement by the Indemnifying Party;

(b)	Negligent act or omission of the Indemnifying Party; or

(c)	Personal injury or death caused by the Indemnifying Party,

except to the extent the Indemnified Party caused or contributed to the Losses.

10.2.	Exclusion of consequential loss: Neither Party shall be liable to the other Party for any indirect or consequential loss or damage arising from any act or omission by that Party relating to this Agreement.

11.	REPRESENTATIONS AND WARRANTIES

11.1.	Each Party to this Agreement hereby declares, warrants and represents to the other that:

11.1.1.	The person signing this Agreement on its behalf has the relevant capacity and authority to execute the same in its name and on its behalf, and to bind it to all the provisions, duties and obligations in accordance with this Agreement;

11.1.2.	All permissions and authorizations necessary or convenient for or in connection with the execution, validity, performance and enforceability of this Agreement have been obtained by each of them and such are in full force and effect;

11.1.3.	This Agreement constitutes a legal, valid and binding obligation on the Parties enforceable against each of them; and

11.1.4.	This Agreement shall immediately come into force on the date of execution and shall continue to be in force from such date.

11.2.	The Principal warrants that it has title to all of the Intellectual Property associated with the Principal’s Goods.

11.3.	The Principal warrants that the RTDS technology including the BM1 enzymes are safe for use in the environment provided that the digester and enzymes are used in accordance with operating manuals provided by the Principal.

11.4.	In the event of any change of ownership/restructuring of business of the Principal and/or insolvency of the Principal, the Principal shall warrant that the Principal, and/or the successor of the Principal with intellectual property rights of and/or manufacturing rights of BM1 enzymes, shall ensure the supply of the BM1 enzymes to the Distributor according to any existing orders and/or obligations the Principal has with the Distributor and/or make necessary arrangements to ensure the same.

12.	SEVERABILITY

12.1.	Every part, term, provision of this Agreement is severable from all others and if any part, term or provision is held to be invalid or unenforceable, then such provision shall remain in effect to the extent permitted and all remaining provisions shall continue in full force and effect.

13.	SURVIVAL

13.1.	All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

14.	CORRESPONDENCE AND NOTIFICATIONS

14.1.	Except as otherwise expressly provided herein, all notices, requests, demands, directions and communications (“Notice”) by one Party to the other shall be in English and sent by mail, e-mail or similar means of recorded communication or hand delivery, and shall be effective when hand delivered or, in the case of e-mail or similar means of recorded communication, when received. All such Notices shall be given to a Party at its address stated in this Agreement or in accordance with any un-revoked written direction from such Party to the other Party. Any other documents required to be delivered under this Agreement shall be in English.

15.	RIGHTS OF THIRD PARTIES

15.1.	No person other than the Parties hereto shall have any right to enforce this Agreement by virtue of the Contracts (Rights of Third Parties) Act 2001 which is hereby excluded.

16.	RELATIONSHIP BETWEEN PARTIES

16.1.	This Agreement shall be construed as a statement of purpose to promote a genuine and mutually beneficial collaboration between the Parties. Nothing contained herein shall be construed so as to constitute a joint venture partnership or formal business organization of any kind between the Parties or so to constitute either Party as the agent of the other.

17.	ASSIGNMENT

17.1.	No Party may assign any rights under this Agreement without the prior written consent of the other Party to this Agreement.

18.	SUCCESSORS AND ASSIGNS

18.1.	This Agreement binds and benefits the parties and their respective successors and permitted assigns.

19.	COSTS

19.1.	Each party must pay its own costs of and incidental to the preparation and completion of this Agreement

20.	NO WAIVER

20.1.

No failure or delay by either Party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of rights, powers, or privileges under this Agreement.

21.	ENTIRE AGREEMENT AND VARIATION

21.1.	This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.

21.2.	This Agreement may be amended, modified, or varied only by a written agreement executed by both Parties hereto.

22.	GOVERNING LAW AND JURISDICTION

22.1.	This Agreement shall be governed exclusively by, and construed in accordance with, the laws of Singapore.

23.	DISPUTE RESOLUTION

23.1.	The Parties agree that the courts of the Republic of Singapore shall have exclusive jurisdiction to deal with all or any dispute arising out of or in connection with this Agreement, including any question regarding the validity of this Agreement.

24.	COUNTERPARTS

24.1.	This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

(Signature page follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Exclusive Distributorship Agreement as of the Effective Date.

SIGNED:

For and on behalf of BIOMAX GREEN PTE LTD		)

By	: SIM ENG TONG	)
Designation	: CEO	)

In the presence of:

WITNESS	:	)
Name	: RAYMOND TAN	)
Designation	: Operations Director	)

SIGNED:

For and on behalf of: [ ]		)
By	: [ ]	)
Designation	: Chairman	)

In the presence of:

WITNESS	:	)
Name	: [ ]	)
Designation	: Accountant	)

SCHEDULE 1 COMMERCIAL TERMS

The table below sets out the commercial terms associated with the provision of goods and services related for the Principal’s Goods, i.e. RTDS Digester and BM1 Enzymes.

Initial RTDS Digester Pricing

The Initial RTDS Digester Pricing applies for a period of 3 years from the Commencement Date (Initial Digester Pricing Period).

The trade terms for the delivery of BM1 shall be on a Cost, Insurance, Freight (“CIF”) basis by a carrier selected by the Principal.

The Principal shall provide RTDS Digesters to the Distributor at the following initial prices during the Initial Digester Pricing Period:

4000 litre capacity:   USD [                      ]

22,000 litre capacity: USD [                     ]

80,000 litre capacity: USD [                         ]

The above prices are inclusive of one year digester warranty, Installation, commissioning and training but exclude commissioning staff accommodation and incidental costs.

The Distributor agrees and acknowledges to bear and reimburse to Principal all training costs and expenses related to the Distributor’s purchase of the digesters, including but not limited to the following:

For the avoidance of doubt, Items 1 to 4 above are an estimate and may be subject to change from time to time, as may be necessary for thepurposes of this Agreement.

	1.	Expenses incurred for a stay by a group of 6-8 engineers deployed by the Principal for a duration of 7-10 days (as may be extended if necessary for the purposes of this Agreement) for the purchase of a 22,000 litre capacity RTDS digester;
	2.	Expenses incurred for a stay by a group of 6-8 engineers deployed by the Principal for a duration of 10-15 days (as may be extended if necessary for the purposes of this Agreement) for the purchase of a 80,000 litre capacity RTDS digester;
	3.	Expenses incurred for a stay by a group of 2-3 engineers deployed by the Principal for a duration of 4-5 days (as may be extended if necessary for the purposes of this Agreement) for the purchase of a 4,000 litre capacity RTDS digester;
	4.	All expenses including hotel accommodation, three meals daily, airport transfers, and transportation to and from the hotel and the relevant site for the engineers.
For the avoidance of doubt, Items 1 to 4 above are an estimate and may be subject to change from time to time, as may be necessary for the purposes of this Agreement.
Subsequent Digester Pricing

Following the Initial Digester Pricing Period, the Principal shall be entitled to revise the pricing as may be required to reflect increased costs of carrying out business, take into account inflation, and/or for any commercial reasons whatsoever, with a maximum price increase of 20% for the subsequent 3 years (“1st Revised Price for RTDS Digester’’). Thereafter, the Principal can similarly further revise the pricing, with a maximum price increase of 20% from the 1st Revised Price for RTDS Digester for the subsequent 4 years.

Minimum Order Quantity (“MOQ”) for BM1 Enzyme

The Distributor shall purchase a six-month supply of BM1 enzyme at the time of purchase of each RTDS Digester (“Initial BM1 Enzyme Orders”). Following the Initial BM1 Enzyme Orders, which shall be used from the installation date of the corresponding RTDS Digester, the Distributor shall purchase a six-month supply of BM1 enzyme every six months thereafter (“Subsequent BM1 Enzyme Orders”).

The required six-month supply shall be calculated as follows:

4,000-litre capacity: 2 kg/day x 20 days x 6 months= 240 kg

22,000-litre capacity: 15 kg/day x 20 days x 6 months= 1,800 kg

80,000-litre capacity: 50 kg/day x 20 days x 6 months= 6,000 kg

The quantities specified above shall constitute the minimum order quantity (“MOO”) for BM1 enzyme purchases.

If the RTDS Digester encounters any issues, malfunctions, or becomes inoperable, the Distributor must promptly notify Biomax, in which case the obligation to purchase BM1 enzyme may be reviewed on a case-by-case basis, at the discretion of the Principal.

Failure by the Distributor to meet the required MOO of BM1 enzyme as stipulated here, shall constitute a material breach of this Agreement.

Initial Enzyme Pricing

The Initial BM1 Enzyme Pricing applies for a period of 3 years from the Commencement Date (“Initial Enzyme Pricing Period”).

The Principal shall supply to the Distributor BM1 Enzymes at a price of USD [     ] per kg (CIF).

The above price is subject to the MOQ of a six-month supply for each RTDS digester, as applicable to every BM1 Enzyme order that the Distributor is required to place as abovementioned.

The above minimum order quantity of 6 months’ supply will also apply for all subsequent Enzyme orders throughout the term of this Agreement.

Subsequent Enzyme Pricing

Following the Initial Enzyme Pricing Period, the Principal shall be entitled to revise the pricing as may be required to reflect increased costs of carrying out business, to take into account inflation, and/or for any commercial reasons whatsoever, with a maximum price increase of 20% for the subsequent 3 years (“1st Revised Price for Enzyme”). Thereafter, the Principal can similarly further revise the pricing with a maximum price increase of 20% from the 1st Revised Price for Enzyme for the subsequent 4 years.

Payment Terms	The supply, installation and commissioning of RTDS Digesters shall be subject to the following payment terms:
	●	A non-refundable payment of 50% with seven (7) days on placement of an order for RTDS Digester(s)
	●	A payment of 40% shall be made within seven (7) days from the date of the Principal’s invoice, which will be issued no later than 30 daysbefore the RTDS Digester(s) are shipped out of factory
	●	A payment of the final 10% shall be made within seven (7) from the date of the Principal’s invoice, which will be issued no later than seven (7) days from the date of installation and commissioning of the RTDS Digester(s).
The payment terms for Initial BM1 Enzyme Orders, i.e. BM1 enzyme purchased together with each RTDS Digester are as follows:
	●	50% payment to be made within seven (7) days of the issuance of Distributor’s purchase order;
● ●

The remaining 50% shall be paid thirty (30) days prior to the shipment date of each respective BM1 Enzyme order.

The payment terms for Subsequent BM1 Enzyme Orders shall be full payment on placement of each order.

Retail Price

The Principal provides the following recommended retail prices for the RTDS digesters:

4,000 litre capacity:   USD [                              ]

22,000 litre capacity: USD [                                 ]

80,000 litre capacity: USD [                               ]

The Principal provides the following recommended retail prices for the BM1 Enzymes: USD [      ]/kg

The Principal may provide updated recommended retail prices from time to time, at its sole discretion.

The Distributor agrees that it will advise notify the Principal in writing of any proposed sale prices below the recommended retail prices and such sale shall be subject to the Principal’s written approval.